CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-BDX2K MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

7/15/2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-BDX2K Series (the “VV-BDX2K Series”) and the creation of the VV-BDX2K Interests (the “VV-BDX2K Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in July 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-BDX2K Series and the creation of the VV-BDX2K Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-BDX2K Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-BDX2K Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-BDX2K Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-BDX2K Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-BDX2K Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-BDX2K Interests

AUTHORIZED SHARES:	Minimum: 1,760 / Maximum: 1,936 Interests

SERIES ASSETS:
	Bordeaux Millenium Collection
	Wine	Vintage	Bottles
	Château Cheval Blanc	2000	48
	Château Lafite Rothschild	2000	12
	Château Haut-Brion	2000	48
	Château Ausone	2000	12
	Château Margaux	2000	48

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-BDX2K to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King